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                                  PRESS RELEASE



          LIBERTY BANCORP, INC. ESTABLISHES POLICY FOR THE PAYMENT OF
                            QUARTERLY CASH DIVIDENDS

LIBERTY, MISSOURI - Aug. 18, 2006 - Liberty Bancorp, Inc. (Nasdaq Capital
Market: LBCP), headquartered in Liberty, Missouri, announced today that the Company's Board of Directors has established a policy of paying quarterly cash dividends. The initial dividend will be in the amount of $0.025 per share payable on September 22, 2006 to stockholders of record at the close of business on September 8, 2006.

Brent M. Giles, President and Chief Executive Officer of the Company, stated that the Board of Directors determined that the payment of a dividend was appropriate in light of the Company's financial condition and results of operations. He noted that while the Board of Directors has adopted this policy, the future payment of dividends is dependent upon the Company's financial condition, earnings, equity, structure, capital needs, regulatory requirements, and economic conditions.

Liberty Bancorp, Inc. is the holding company for BankLiberty, which conducts business through its six banking centers servicing the communities of Clay, Clinton, Platte and Jackson Counties in Missouri. For more information regarding the Bank's products and services, please visit www.banklibertykc.com.
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This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historical facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, changes in interest rates, general economic conditions, legislative or regulatory changes that may adversely affect our business, changes in competition and demand for financial services, adverse changes in the securities markets, changes in the quality or composition of the Company's loan or investment portfolios, and changes in accounting principles, policies and guidelines. Additionally, other risks and uncertainties may be described in the Company's quarterly

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reports on Form 10-Q and its registration statement on Form S-1, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual
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results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.


CONTACT:

        Liberty Bancorp, Inc.
        Brent M. Giles, 816-781-4822
        brent.giles@banklibertykc.com
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